Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

                         November 18, 2003

Pinnacle Airlines Corp.
1689 Nonconnah Blvd.
Suite 111
Memphis, Tennessee 38132

Ladies and Gentlemen:

We have acted as counsel to Pinnacle Airlines Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale by State Street Bank and Trust Company, solely in its capacity as trustee of the master trust holding the assets of the Northwest Airlines Pension Plan for Contract Employees, the Northwest Airlines Pension Plan for Pilot Employees and the Northwest Airlines Pension Plan for Salaried Employees of an aggregate of 19,400,000 shares of Common Stock of the Company, par value $0.01 per share (together with an additional 2,492,060 shares of Common Stock of the Company, par value $0.01 per share that may be sold by Northwest Airlines, Inc., a Minnesota corporation in connection with the offering described in the Registration Statement, the “Shares”).

We have examined the Registration Statement and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been validly issued, fully paid and nonassessable.

Pinnacle Airlines Corp.                                                                                                               November 18, 2003

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP